UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
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PREMIER EXHIBITIONS, INC.
(Name of Registrant as Specified in Its Charter)

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FOR IMMEDIATE RELEASE
SELLERS CAPITAL MISUNDERSTANDS PREMIER’S BUSINESS
Premier Exhibitions Corrects Misinformation Published by Sellers Capital Regarding the Company’s 3rd Quarter Earnings Report
ATLANTA, January 16, 2009 — Premier Exhibitions, Inc. (NASDAQ: PRXI) (“Premier” or the “Company”) today released the following response to certain information contained in two separate press releases issued by Sellers Capital LLC and affiliates (“Sellers” or “Sellers Capital”) dated January 6, 2009 regarding the Company’s third quarter earnings report.
THE BOARD OF DIRECTORS OF PREMIER HAS DETERMINED THAT THE CONSENT SOLICITATION OF SELLERS CAPITAL, PROPOSING TO FILL VACANCIES ON THE COMPANY’S BOARD WITH FOUR OF ITS HAND-PICKED NOMINEES, IS NOT IN THE BEST INTERESTS OF PREMIER OR ITS SHAREHOLDERS, AND URGES PREMIER SHAREHOLDERS TO REJECT SELLERS’ PROPOSAL.
Following the Company’s release of its third quarter earnings report, Sellers Capital issued two press releases that contain, in our opinion, several erroneous statements regarding the Company’s performance for the third quarter, future revenue, a key agreement, and the Company’s liquidity and prospects for the future. As described below, we believe that not only are such statements materially misleading to Premier shareholders, they also indicate a fundamental lack of understanding on the part of Sellers Capital regarding the Company’s business.
In its press releases, Sellers Capital stated that the Company’s gross margin for the third quarter would have been 9.1%, and that the Company would have experienced a net loss in excess of $5 million, but for the recognition of $4 million in “non-recurring revenue” in the third quarter. Sellers Capital also said that it is “concerned that Premier will soon lose access to its credit facility because it is unlikely to book another $4 million in non-recurring revenue...in the fourth quarter.” We believe that such statements reflect a misunderstanding of an important aspect of the Company’s business model and financial reporting regime by mischaracterizing the Company’s license revenue as a one-time, non-recurring accounting item. Premier’s operating results included license revenue in each and every quarter last year, and we anticipate license revenue in future quarters, as well, although the amounts are likely to vary from quarter to quarter. Under a recent amendment to its agreement with STNB (as successor in interest to Live Nation, Inc.) and JAM Exhibitions, LLC (“JAM”) (the “STNB/JAM Amendment”), for example, the Company and STNB each have unilaterally exercisable options to open additional “Bodies” exhibitions that are exercisable in the third quarter of fiscal 2010 and in the third quarter of fiscal 2011, and which would require, upon exercise, the payment to the Company of $4 million in license revenue in each such fiscal years.
Sellers Capital also claimed that the recent STNB/JAM Amendment could cause the Company to become obligated to “spend millions of dollars in future fixed and variable expenses with no certainty that any net revenue will be recognized from these future expenditures.” However, we believe that Sellers Capital misunderstands important provisions of this key agreement. Contrary to Sellers’ assertion, all operating expenses for exhibitions opened under the STNB/JAM Amendment will be funded solely by STBN and JAM, except the Company’s specimen rental costs, which are pre-existing, fixed obligations relating to the Company’s “Bodies” exhibition, and do not arise out of the STNB/Jam Amendment. Furthermore, any obligation on the part of Premier to allocate such specimen rental costs to exhibitions opened under the STNB/JAM Amendment is contingent upon Premier’s prior approval (not to be unreasonably withheld) of future exhibition venues, and such approval would not be granted unless Premier were first reasonably satisfied that a proposed venue is likely to generate an appropriate return.

The Company stated in its report on third quarter results that we may require additional outside capital resources in fiscal 2010; however, our statement was not an indication (nor do we believe) that “in as few as two months, [the Company] may lack sufficient resources to operate,” as suggested by Sellers Capital in its press releases. Similarly, we do not concur with Sellers’ belief that the Company will “run out of cash and fully use up any available borrowing capability under its credit facility within two to three months.” Management believes that the Company will not encounter material liquidity challenges before mid-2009, and then only if current factors impacting attendance at the Company’s exhibitions, such as the current economic recession (including changes in consumer spending patterns) do not improve. In the event such liquidity challenges arise, we will seek to renegotiate the terms of our existing credit facility and/or obtain alternative capital resources. Furthermore, we believe that the business and turn-around plans being prepared by management will include cost-cutting and other measures designed to address the Company’s liquidity requirements for fiscal 2010. Of course, the Company cannot give any assurances that such beliefs and expectations will prove to be correct, and factors impacting attendance at the Company’s exhibitions, changes in governmental regulations, and other factors outside the Company’s control could cause actual results to differ materially from Premier’s current expectations.
The Company believes the foregoing underscores the need for Premier shareholders to be wary of Sellers’ Consent Solicitation Statement and its press releases, which we believe contain numerous false and/or misleading statements. Shareholders are urged to read the Company’s Consent Revocation Statement and the Company’s press releases.
SHAREHOLDERS SHOULD NOT SIGN SELLERS’ WHITE CONSENT CARD. IF YOU HAVE PREVIOUSLY SIGNED A WHITE CONSENT CARD, YOU MAY REVOKE THAT CONSENT. THE BOARD OF DIRECTORS IS MAILING TO PREMIER SHAREHOLDERS A BLUE REVOCATION OF CONSENT CARD THAT THEY SHOULD IMMEDIATELY SIGN, DATE AND MAIL BACK. SHAREHOLDERS MAY SUPPORT THEIR CURRENT MANAGEMENT BY SIGNING, DATING AND MAILING THE BLUE CONSENT REVOCATION CARD AS SOON AS THEY RECEIVE IT.
Additional Information:
D.F. King & Co., Inc. has been retained by the Company as its consent revocation solicitation agent. Shareholders with questions are encouraged to call them toll-free 1-800-735-3107. Copies of Premier’s Consent Revocation Statement, and any other documents filed by Premier with the SEC in connection with the consent solicitation can be obtained free of charge from D.F. King.
In response to Sellers’ solicitation, Premier filed a Definitive Consent Revocation Statement. SHAREHOLDERS ARE URGED TO READ THE COMPANY’S CONSENT REVOCATION STATEMENT, OUR REBUTTAL LETTER TO SELLERS’ LETTER TO THE SEC, OUR PRESS RELEASES, AND ANY OTHER MATERIALS FILED BY THE COMPANY WITH THE SEC RELATING TO THE CONSENT REVOCATION SOLICITATION, WHEN AVAILABLE, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Copies of all documents filed by Premier with the SEC in connection with the consent revocation solicitation can be obtained free of charge from the SEC’s website at www.sec.gov or from the Company’s website at www.prxi.com. In addition, the Consent Revocation Statement can be obtained from the SEC’s website at the following link:
http://idea.sec.gov/Archives/edgar/data/796764/000095014409000179/x17112dedefc14a.htm
Premier and certain directors and executive officers may be deemed to be “participants” in the Company’s solicitation of consent revocations. Information regarding the names and respective interests of these persons in Premier, by security holdings or otherwise, is set forth in Premier’s definitive Consent Revocation Statement (including any amendments or supplements thereto).

Forward Looking Statements:
The information contained in this news release, other than historical information, contains of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, the costs of reviewing and responding to Sellers’ unwarranted consent solicitation and other impacts of Sellers’ costly and disruptive solicitation. Although Premier believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including factors impacting attendance at the Company’s exhibitions, such as the current economic recession (including changes in consumer spending patterns), changes in governmental regulations, local conditions, events and disturbances, adverse weather conditions, pending, threatened and/or future legal proceedings and other factors could cause actual results to differ materially from Premier’s expectations. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained in the Company’s 2008 Annual Report on Form 10-K and Quarterly Reports on Form 10Q, which are available free of charge on Premier’s website at www.prxi.com.

INVESTOR RELATIONS:	MEDIA INQUIRIES:
Jack Canty	Katherine Morgenstern
404-842-2600	Director of Public Relations
404-842-2600
kmorgenstern@prxi.com